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Exhibit 10.31

December 5, 2008

Marga Ortigas-Wedekind
[Address]

Dear Marga,

        We are pleased to offer you the Vice President, Marketing position reporting to Randall Lipps. Your monthly salary will be $20,000.00, less payroll deductions and all required withholdings, which is an annual equivalent of $240,000.00. Omnicell will recommend, for approval by, our Board of Directors, an award to you of options to purchase up to 60,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant. Upon approval, those shares will become exercisable over a four year vesting period, with a one-year cliff. The stock grant will be subject to the terms and conditions of Omnicell's stock option plan and your grant agreement.

        If your employment is terminated without cause you will be eligible to receive severance pay in accordance with Omnicell's then current and published ERISA Severance Plan provided you agree to abide by the terms of such plan, including but not limited to agreeing to execute Omnicell's standard waiver and release agreement. Under the current plan your position is offered the equivalent to twelve (12) months' salary at your base rate of pay in effect immediately prior to termination.

        You will be eligible to participate in the Omnicell Quarterly Executive Bonus Plan beginning Q2 2009 wherein you may receive a bonus in the amount of up to 70% of your quarterly base salary pending Board approval and paid out pursuant to such Bonus Plan terms; provided, among other things, the company's and your personal objectives are met. Please note that participation in the Executive Bonus Plan is at the discretion of Omnicell's management and that they reserve the right to make changes to such bonus plan at any time.

        Your start date of employment will be mutually determined upon acceptance of this offer.

        Employment at Omnicell is at-will employment, which means it may be terminated by you or by Omnicell at any time without liability, and is acknowledged by you upon signing this offer letter. In addition, Omnicell may change your position, duties, compensation, benefits and work location from time to time at its discretion.

        This offer is contingent upon successful completion of background and reference checks, even where a start date of employment has been determined. Certain positions include a credit check as part of the background check. Please keep in mind the contingent nature of this offer when making any decisions regarding the timing of any notice of termination of any employment and/or other relationship, as applicable.

        We have competitive medical, dental and vision plans as well as term life, long and short term disability insurance policies and a 401(k) plan. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Omnicell may, however, change compensation and benefits from time to time at its discretion.

        As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States. To complete the federally-required verification form (I-9), we ask that you submit copies of this documentation with your new hire materials during your first week of employment. Documents may include a US Passport, birth certificate, Social Security Card, driver's license or Alien Registration Receipt Card.

        As an Omnicell employee, you will be expected to abide by company policies and procedures, and acknowledge in writing that you have read and will comply with the company's Employee Handbook. As a condition of employment, you must read, sign and comply with the attached Proprietary Information Agreement which prohibits unauthorized use or disclosure of Company proprietary information. In addition as part of your duties for Omnicell, you may be assigned to work onsite with an Omnicell customer or otherwise to provide services to or interact with an Omnicell customer. Some of these customers have additional requirements that they impose upon individuals who work onsite at their facility or have access to their patient health information, including, but not limited to, the requirement that you submit to drug-testing, testing for various infectious diseases and/or additional background/screening checks. If you are assigned to work with such a customer, you will be given notice of the customer's additional requirements and will be required to fulfill these requirements as a condition of your employment with Omnicell.

        If you have any questions, please contact me at [                  ]. Please note the above offer is good for five (5) days from the date of issue.

        On behalf of Randall Lipps, I am pleased to confirm your offer to join Omnicell. We look forward to working with you in this exciting stage of our company's development. We believe you will make a significant contribution to the company and the opportunities available to you will be wide open as Omnicell grows to its potential.

Sincerely,

John Choma
Vice President, Organizational Development, Learning & Performance

        To indicate your acceptance of the company's offer, please sign and date this letter in the space provided below and return it to Human Resources via confidential fax at [                  ] along with your completed and signed W-4 form. A duplicate is enclosed for your records. This letter, along with the Proprietary Information Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Omnicell, set forth the terms of your employment with Omnicell and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you. The above offer is good for five (5) days from the date of issue.

Candidate Signature	Date

Anticipated Start Date

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  Exhibit 10.31